Exhibit 99.1

GILLA APPOINTS CHIEF MARKETING OFFICER AND LEADING SALES TEAM

ORANGE COUNTY, CALIFORNIA – (February 22, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has appointed an industry veteran, Austin Hopper, as the Company’s Chief Marketing Officer. Mr. Hopper will utilize his experience in the vape industry to lead and execute on Gilla’s global marketing strategy as the Company embarks on a new stage of growth. In joining Gilla, Mr. Hopper also brings his leading sales team that has achieved over $2 million in monthly sales of E-liquids, including Kenny Hutchinson, who will head up North American sales.

Overseeing all aspects of Gilla’s global marketing strategy, Mr. Hopper will focus on demand generation, branding and product development, playing an integral role in furthering the Company’s position as a market leader in the E-liquid industry. Mr. Hopper will lead the Company’s marketing operations from his base in Orange County, California.

"Firstly, I would like to welcome Austin and his team to Gilla. It goes without saying that adding this talented group of sales and marketing experts, with their experience and relationships in the E-liquid industry, is a major home run for Gilla," stated J. Graham Simmonds, CEO of Gilla Inc. He added, "This demonstrates our continued commitment to building the demand side of our business and our focus on delivering the best-in-class sales, customer service and supply chain for this industry. Our platform can now support many brands and we will continue to develop our brand portfolio both organically and through acquisition when appropriate."

Austin Hopper, newly minted Chief Marketing Officer of Gilla Inc., stated, “Thank-you to Graham, Ashish and the Board of Directors for welcoming me and my team into the Gilla fold. What attracted me to the Gilla opportunity was the ability to be part of something big.” He added, “Building the largest portfolio of brands with a global focus is truly the best opportunity I have seen in this industry. I am excited to get started and my team is focused on our next challenge of making Gilla the number one company in the vape world.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla aims to become a global leader in the manufacturing and distribution of E-liquid brands and proprietary recipes for the vapor industry. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Miss Pennysworth’s Elixirs, The Mad Alchemist and Replicant E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. J. Graham Simmonds
Chief Executive Officer
w: 1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc